Exhibit 10.3

EXECUTION VERSION

December 13, 2013

Mr. Jack Dunn

FTI Consulting, Inc.

777 S. Flagler Drive

Suite 1500 – West Tower

West Palm Beach, FL 33401

Re:	Separation Letter Agreement

Dear Jack:

This letter agreement (“Letter Agreement”) will confirm our understanding with regard to your termination of employment with FTI Consulting, Inc. and its affiliates (the “Company”) for Good Reason (as such term is defined in your Employment Agreement, as defined in Section 2 below), and the Company acknowledges that it has hereby waived the requirement of notice of Good Reason. Capitalized terms not otherwise defined herein shall have the meaning set forth in your Employment Agreement, dated as of November 5, 2002, as amended, (collectively, the Employment Agreement and Amendments No. 1, No. 2, No. 3, No. 4, No. 5 and No. 6 thereto, are referred to herein as the “Employment Agreement”).

1. Separation. The parties have mutually agreed that your last day of employment with the Company and its affiliates will be January 20, 2014 (the “Separation Date”). You will resign all of your positions with the Company (and as a fiduciary of any benefit plan of the Company) as of the Separation Date, and you will execute such additional documents as requested by the Company to evidence the foregoing. The Company and you agree that your employment termination is not in contemplation of a change in control of the Company.

2. Continued Service. During the period from the date hereof through the Separation Date (the “Continued Employment Period”), you will continue to serve as the Company’s Chief Executive Officer pursuant to the Employment Agreement and the Employment Agreement shall continue to apply in accordance with its terms; provided that you agree the Company may modify your duties and responsibilities at senior executive level commensurate with the general nature of services previously performed by you during the Continued Employment Period to assist in the smooth transition of your role as Chief Executive Officer and that “Good Reason” shall not exist as a consequence thereof.

3. Transition Period. Pursuant to the terms of the Employment Agreement, the Transition Period (as defined in the Employment Agreement) shall commence on the Separation Date. During the Transition Period, you will be employed by the Company as a part-time employee without title providing, at the request and direction of the Company’s Chief Executive Officer and/or Board, not more than 500 hours of service per 12-month period (at mutually agreed-upon times) at any of the Company’s offices in Florida (with reasonable domestic travel to other locations as mutually agreed by you and the Company) or such other location as may be mutually agreeable to you and Company, such services to be commensurate with the general nature of services previously performed by you or other senior executive-level employees of Company during your employment during the Employment Term (as defined in the Employment Agreement) or of a nature that the Chief Executive Officer and/or Board determines is reasonably necessary or desirable to transition your position as Chief Executive Officer to your successor. You will be paid $1 million per year for each of the five years in the Transition Period in ratable periodic installments (not less frequently than monthly). Any travel undertaken

EXECUTION VERSION

by you for the Company during the Transition Period shall be at the same level of travel and accommodation as provided to you immediately prior to the Separation Date and you shall continue to receive expense reimbursement in accordance with the Company policy applicable to other senior executives of the Company generally.

4. Severance Benefits.

(a) General. Pursuant to the applicable terms of the Employment Agreement (including your obligations under Section 12 therein), you will receive severance payments and benefits (“Severance Benefits”) as provided in Exhibit A hereof.

(b) Accrued Compensation. In addition, on the Separation Date (or thereafter pursuant to the terms of ongoing employee benefit plans), you will be paid any Accrued Compensation in accordance with the applicable provisions in the Employment Agreement.

5. Code Section 409A. As a result of the application of Code Section 409A (as defined in the Employment Agreement), you and the Company have agreed, pursuant to Section 22(b) of the Employment Agreement, to delay the payment of the Transition Payments and the Severance Benefits (under Paragraphs 1 and 3 of Exhibit A) until the date that is the earlier of (i) July 21, 2014 and (ii) the date of your death (the earlier of the foregoing, the “Delayed Date”). Accordingly, upon the Delayed Date, the Company shall pay you (or your beneficiaries or estate, if applicable) in a cash lump sum (x) $2,000,000 (under Paragraph 3 of Exhibit A), (y) the unpaid Salary Continuation payments (under Paragraph 1 of Exhibit A) from the Separation Date through the Delayed Date and (z) the unpaid Transition Period payments (under Paragraph 3 of this Letter Agreement) from the Separation Date through the Delayed Date. Any remaining payments shall continue to be made pursuant to the terms of this Letter Agreement and Exhibit A hereof.

6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Separation Date.

7. Ongoing Obligations. After the Separation Date, the provisions of Sections 4(b), 6(a), 6(c), 8, 10(d)(i), 10(d)(iii), 10(d)(v)(B), 10(f)(i) and (ii), 11 through 22 (inclusive) of the Employment Agreement shall continue to apply in accordance with their terms; provided that in the event of the Company’s failure to make a payment to you pursuant to this Letter Agreement (a “Non-Payment”), then your non-competition obligations pursuant to Section 12(a)(i) of the Employment Agreement shall cease upon the 30th day of your written notice to the Company of such Non-Payment unless the Company cures such Non-Payment prior to the 30th day, in which case the non-competition obligations shall apply per their terms; and, provided further, that for the avoidance of doubt, the indemnification provisions in Section 21 of the Employment Agreement shall continue to apply to your actions or inactions on behalf of the Company during the Transition Period, but, for actions or inactions on behalf of the Company during the Transition Period, the liability insurance provisions of Section 21 of the Employment Agreement shall cease to apply upon the Separation Date. Your Retention Award, paid to you in April 2012, shall continue to be subject to repayment by you to the Company in accordance with

EXECUTION VERSION

the terms of Paragraph 1 of Amendment No. 6 to the Employment Agreement; provided that (i) all references to “December 31, 2020” shall be changed to the fifth anniversary of the Separation Date and (ii) the pro-rata portion of the Retention Award subject to such repayment shall equal $1,410.66 multiplied by the number of days remaining from the applicable termination date through the fifth anniversary of the Separation Date.

8. Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Maryland, without regard to the choice of law rules thereof, and any disputes will be resolved in accordance with Section 20 of the Employment Agreement.

9. Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement or the Employment Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits contemplated under this Letter Agreement and the Employment Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder comply with the requirements thereof, and, accordingly, to the maximum extent permitted, this Letter Agreement will be interpreted to be in compliance therewith. For purposes of Internal Revenue Code Section 409A, your right to receive installment salary continuation severance payments as contemplated under Exhibit A hereof and your right to Transition Payments will be treated as a right to receive a series of separate and distinct payments. You and the Company hereby agree that your termination of employment on the Separation Date will constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A.

10. Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement and the exhibit attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, except as set forth above, the Employment Agreement). This Letter Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns, provided that neither you nor the Company (except pursuant to the immediately following sentence) may assign your rights or obligations hereunder. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your termination of employment with the Company, please sign and date one copy of this Letter Agreement in the space provided below and return the same to me for the Company’s records.

EXECUTION VERSION

On behalf of the Company, I wish you the best of luck in your future endeavors.

FTI CONSULTING, INC.

By:	/s/ Eric B. Miller

Name:	Eric B. Miller

Title:	Executive Vice President, General Counsel and Chief Risk Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my termination of employment with the Company, and I hereby confirm my agreement to the same.

/s/ Jack B. Dunn, IV
Name: Jack B. Dunn, IV
Date: Dec. 13, 2013

EXHIBIT A

SEVERANCE BENEFITS

1.	Salary Continuation. Continuation of your annual base salary in the annual amount of $1,550,000 through December 31, 2015 to be paid in accordance with the Company’s normal payroll practices commencing on the first payroll date after the Separation Date. For the avoidance of doubt, in the event of your Disability (as defined in the Employment Agreement) or death prior to your receipt of all of the payments referenced in this Paragraph 1, the remaining payments shall be paid to you or your heirs, beneficiaries and/or legal representatives as applicable.

2.	Stock Awards.

a.	All stock options and equity-based stock awards (other than performance-based awards) shall immediately vest on the Separation Date.

b.	All stock options shall remain exercisable for 12 months following your Separation Date, but in no event later than the stated term of the options.

c.	All performance-based awards shall vest in accordance with terms of the applicable award agreements.

3.	Lump Sum Payment. $2.0 million lump sum payment to be paid within 10 days of Separation Date.

4.	Welfare Benefits. Continuation of group health and group life insurance benefits for you and your spouse and eligible dependents at the same benefit levels in effect from time to time with respect to active senior executives of the Company for the lifetimes of you and your spouse and, in the case of your eligible dependents, until such dependent’s attainment of the maximum age up to which the Company’s plan, as then in effect, covers dependents of Company employees, and the cost of such coverage during the Transition Period shall be borne by you and the Company in the same ratio as the cost-sharing in effect under the Company’s policies and procedures for Company executives immediately prior to the Separation Date and shall be borne by you exclusively after the expiration of the Transition Period. The foregoing benefit is subject to the plan’s eligibility requirements and your continued payment of premiums. In the event such continued benefits are not permitted by the applicable plan or by applicable law (or would expose the Company to tax penalties), the Company will at such time pay you a lump sum amount in cash sufficient to reimburse you and your dependents, on an after-tax basis, for a proportionate amount of the reasonable cost of comparable individual or other replacement coverage through the end of the Transition Period.

5.	Car Lease. During the Transition Period you shall have continued lease and use of an automobile of your choice at the Company’s expense.

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6.	Legal Fees. Within 30 days following its receipt of an invoice, the Company shall pay directly, or reimburse you, for all reasonable legal fees incurred in connection with your negotiation and entering into of this Letter Agreement, up to a maximum amount of $50,000.

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